The Narragansett Electric Company Financial Statements As of and for the year ended March 31, 2022 Exhibit 99.1

THE NARRAGANSETT ELECTRIC COMPANY

TABLE OF CONTENTS

Independent Auditor's Report....3

Statement of Operations and Comprehensive Income
Year Ended March 31, 2022....5

Statement of Cash Flows
Year Ended March 31, 2022....6

Balance Sheet
March 31, 2022....7

Statement of Changes in Shareholders' Equity
Year Ended March 31, 2022....9

Notes to the Financial Statements:

1. Nature of Operations and Basis of Presentation....10
2. Summary of Significant Accounting Policies....10
3. Revenue....16
4. Regulatory Assets and Liabilities....18
5. Rate Matters....20
6. Property, Plant and Equipment....24
7. Derivative Instruments....24
8. Fair Value Measurements....26
9. Employee Benefits....27
10. Capitalization....34
11. Income Taxes....36
12. Environmental Matters....38
13. Commitments and Contingencies....39
14. Leases....42
15. Related Party Transactions....43
16. Subsequent Events....44

2

The Narragansett Electric Company 2022

The Narragansett Electric Company 2022 3 INDEPENDENT AUDITOR’S REPORT To the Board of Directors of The Narragansett Electric Company Opinion We have audited the financial statements of The Narragansett Electric Company (the “Company”), which comprise the balance sheet as of March 31, 2022, and the related statements of operations and comprehensive income, cash flows and shareholders’ equity for the period ended March 31, 2022, and the related notes to the financial statements (collectively referred to as the "financial statements"). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.

4 The Narragansett Electric Company 2022  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Emphasis of Matter As discussed in Note 1 and Note 5 to the financial statements, National Grid USA, a direct wholly-owned subsidiary of National Grid North America Inc., agreed to sell 100 percent of the outstanding shares of common stock in the Company to PPL Rhode Island Holdings, LLC, a wholly-owned indirect subsidiary of PPL Corporation. The sale was completed on May 25, 2022. Our opinion is not modified with respect to this matter. /s/ Deloitte & Touche LLP New York, NY August 2, 2022

The accompanying notes are an integral part of these financial statements. The Narragansett Electric Company 2022 5 THE NARRAGANSETT ELECTRIC COMPANY STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (in thousands of dollars) Year Ended March 31, 2022 Operating revenues $ 1,620,746 Operating expenses: Purchased electricity 349,444 Purchased gas 182,973 Operations and maintenance 566,732 Depreciation 143,314 Other taxes 148,392 Total operating expenses 1,390,855 Operating income 229,891 Other income and (deductions): Interest on long-term debt (63,773) Other interest, including affiliate interest, net 178 Block Island Transmission System settlement (11,965) Other income, net 1,129 Total other deductions, net (74,431) Income before income taxes 155,460 Income tax expense 26,483 Net income 128,977 Other comprehensive income (loss), net of taxes: Unrealized losses on securities, net of $3 tax benefit (10) Change in pension and other postretirement 336 obligations, net of $89 tax expense Unrealized gains on hedges, net of $42 tax expense 159 Total other comprehensive income 485 Comprehensive Income $ 129,462

The accompanying notes are an integral part of these financial statements. 6 The Narragansett Electric Company 2022 THE NARRAGANSETT ELECTRIC COMPANY STATEMENT OF CASH FLOWS (in thousands of dollars) Year Ended March 31, 2022 Operating activities: Net income $ 128,977 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation 143,314 Regulatory amortizations 426 Deferred income tax expense 30,059 Bad debt expense 23,806 Allowance for equity funds used during construction (7,083) Amortization of debt discount and issuance costs 635 Pension and postretirement expense (benefit), net 15,180 Pension and postretirement benefit contributions (8,306) Environmental remediation payments (14,267) Changes in operating assets and liabilities: Accounts receivable, net and unbilled revenues (24,282) Accounts receivable from/payable to affiliates, net (11,917) Inventory (9,015) Regulatory assets and liabilities (current), net 35,540 Regulatory assets and liabilities (non-current), net (10,345) Derivative instruments (68,029) Prepaid and accrued taxes (8,108) Accounts payable and other liabilities 40,350 Other, net (8,528) Net cash provided by operating activities 248,407 Investing activities: Capital expenditures (335,634) Intercompany money pool 102,775 Cost of removal (20,516) Other 7,864 Net cash used in investing activities (245,511) Financing activities: Preferred stock dividends (110) Payments on long-term debt (1,375) Net cash used in financing activities (1,485) Net increase in cash, cash equivalents, restricted cash and special deposits 1,411 Cash, cash equivalents, restricted cash and special deposits, beginning of year 6,356 Cash, cash equivalents, restricted cash and special deposits, end of year $ 7,767 Supplemental disclosures: Interest paid $ (62,840) Income taxes paid (17,886) Significant non-cash items: Capital-related accruals included in accounts payable 11,155 Parent tax loss allocation 7,041

The accompanying notes are an integral part of these financial statements. The Narragansett Electric Company 2022 7 THE NARRAGANSETT ELECTRIC COMPANY BALANCE SHEET (in thousands of dollars) March 31, 2022 ASSETS Current assets: Cash and cash equivalents $ 7,767 Accounts receivable 317,518 Allowance for doubtful accounts (61,828) Accounts receivable from affiliates 38,086 Intercompany moneypool asset 55,775 Unbilled revenues 56,936 Inventory 49,867 Regulatory assets 89,699 Derivative instruments 56,076 Other 16,732 Total current assets 626,628 Property, plant and equipment, net 3,982,641 Non-current assets: Regulatory assets 437,262 Goodwill 724,810 Postretirement benefits asset 44,422 Other 45,135 Total non-current assets 1,251,629 Total assets $ 5,860,898

The accompanying notes are an integral part of these financial statements. 8 The Narragansett Electric Company 2022 THE NARRAGANSETT ELECTRIC COMPANY BALANCE SHEET (in thousands of dollars) March 31, 2022 LIABILITIES AND EQUITY Current liabilities: Accounts payable $ 175,236 Accounts payable to affiliates 69,170 Current portion of long-term debt 13,875 Taxes accrued 43,090 Customer deposits 11,591 Interest accrued 16,057 Regulatory liabilities 176,944 Derivative instruments 3,061 Renewable energy certificate obligations 33,259 Environmental remediation costs 7,539 Payroll and benefits accruals 14,487 Distributed generation 55,327 Other 23,001 Total current liabilities 642,637 Long-term debt 1,495,862 Other non-current liabilities: Regulatory liabilities 616,154 Asset retirement obligations 9,557 Deferred income tax liabilities, net 427,878 Postretirement benefits 10,477 Environmental remediation costs 95,451 Other 35,645 Total other non-current liabilities 1,195,162 Commitments and contingencies (Note 13) Equity: Common stock (a) 56,624 Preferred stock - not subject to mandatory redemption (b) 2,454 Additional paid-in capital 1,442,773 Accumulated other comprehensive loss (3,189) Retained earnings 1,028,575 Total equity 2,527,237 Total liabilities and equity $ 5,860,898 (a) 1,132,487 shares of common stock authorized, issued and outstanding, with a par value of $50 per share at March 31, 2022. (b) 49,089 shares of cumulative preferred stock authorized, issued and outstanding, with a par value of $50 per share at March 31, 2022.

The Narragansett Electric Company 2022 9 The Company had 1,132,487 shares of common stock authorized, issued and outstanding, with a par value of $50 per share and 49,089 shares of cumulative preferred stock authorized, issued and outstanding, with a par value of $50 per share at March 31, 2022. THE NARRAGANSETT ELECTRIC COMPANY STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (in thousands of dollars) Cumulative Additional Accumulated Other Common Stock Preferred Stock Paid-in Capital Comprehensive Income/(Loss) Retained Earnings Total Balance as of April 1, 2021 $ 56,624 $ 2,454 $ 1,435,732 $ (3,674) $ 899,708 $ 2,390,844 Net income - - - - 128,977 128,977 Other comprehensive income (loss): Unrealized losses on securities, net of $3 tax benefit - - - (10) - (10) Change in pension and other postretirement obligations, net of $89 tax expense - - - 336 - 336 Unrealized gains on hedges, net of $42 tax expense - - - 159 - 159 Total comprehensive income 129,462 Parent tax loss allocation - - 7,041 - - 7,041 Preferred stock dividends - - - - (110) (110) Balance as of March 31, 2022 $ 56,624 $ 2,454 $ 1,442,773 $ (3,189) $ 1,028,575 $ 2,527,237

10 The Narragansett Electric Company 2022 THE NARRAGANSETT ELECTRIC COMPANY NOTES TO THE FINANCIAL STATEMENTS 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION The Narragansett Electric Company (“the Company”) is a retail distribution company providing electric service to approximately 510,000 customers and gas service to approximately 274,000 customers in 38 cities and towns in Rhode Island. The Company’s service area covers substantially all of Rhode Island. As of March 31, 2022, the Company was a wholly-owned subsidiary of National Grid USA (“NGUSA” or the “Parent”), a public utility holding company with regulated subsidiaries engaged in the generation of electricity and the transmission, distribution, and sale of both natural gas and electricity. NGUSA is a direct wholly-owned subsidiary of National Grid North America Inc. (“NGNA”) and an indirect wholly-owned subsidiary of National Grid plc, a public limited company incorporated under the laws of England and Wales. On March 17, 2021 it was announced that the Company will be sold to PPL Rhode Island Holdings, LLC (“PPL Rhode Island”), a wholly owned indirect subsidiary of PPL Energy Holdings LLC (“PPL”) as part of a transaction with National Grid PLC. On the same day, National Grid PLC acquired PPL Corporation's Western Power Distribution. The sale proceeds were $3.8 billion, and the sale was closed on May 25, 2022 with all regulatory approvals obtained. Subsequently, the Company is doing business as Rhode Island Energy. As the sale closed on May 25, 2022, there are no associated impacts reflected in the financial statements as of or for the year-ended March 31, 2022. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), including the accounting principles for rate-regulated entities. The financial statements reflect the ratemaking practices of the applicable regulatory authorities. Due to the COVID-19 pandemic, the Company ceased certain customer cash collection activities in response to regulatory instructions and to changes in State, Federal and City level regulations and guidance, and actions to minimize risk to employees. The Company had ceased customer termination activities through July 18, 2020 for commercial and industrial customers, September 30, 2020 for residential customers, and July 25, 2021, for low-income customers. 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Use of Estimates In preparing financial statements that conform to U.S. GAAP, the Company must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities included in the financial statements. Such estimates and assumptions include the impact of the ongoing COVID-19 pandemic and are reflected in the accompanying financial statements. Actual results could differ from those estimates. Regulatory Accounting The Federal Energy Regulatory Commission (“FERC”), the Rhode Island Public Utilities Commission’s (“RIPUC”), and the Rhode Island Division of Public Utilities and Carriers (“Division”) regulate the rates the Company charges its customers. In certain cases, the rate actions of the FERC, RIPUC and Division can result in accounting that differs from non-regulated companies. In these cases, the Company defers costs (as regulatory assets) or recognizes obligations (as regulatory liabilities) if it is probable that such amounts will be recovered from, or refunded to, customers through future rates. In accordance with Accounting Standards Codification (“ASC”) 980, “Regulated Operations,” regulatory assets and liabilities are reflected on the balance sheet consistent with the treatment of the related costs in the ratemaking process.

The Narragansett Electric Company 2022 11 Revenue Recognition Revenues are recognized for energy service billed on a monthly cycle basis, together with unbilled revenues for the estimated amount of services rendered from the time meters were last read to the end of the accounting period (See Note 3, “Revenue” for additional details). Other Taxes The Company collects taxes and fees from customers such as sales taxes, other taxes, surcharges, and fees that are levied by state or local governments on the sale or distribution of gas and electricity. The Company accounts for taxes that are imposed on customers (such as sales taxes) on a net basis (excluded from revenues), while taxes imposed on the Company, such as excise taxes, are recognized on a gross basis. Excise taxes collected and owed were $55.9 million for the year ended March 31, 2022. The Company’s policy is to accrue for property taxes on a calendar year basis. Income Taxes Federal income taxes have been computed utilizing the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred income taxes also reflect the tax effect of net operating losses, capital losses, and general business credit carryforwards. The Company assesses the available positive and negative evidence to estimate whether enough future taxable income of the appropriate tax character will be generated to realize the benefits of existing deferred tax assets. When the evaluation of the evidence indicates that the Company will not be able to realize the benefits of existing deferred tax assets, a valuation allowance is recorded to reduce existing deferred tax assets to the net realizable amount. The effects of tax positions are recognized in the financial statements when it is more likely than not that the position taken, or expected to be taken, in a tax return will be sustained upon examination by taxing authorities based on the technical merits of the position. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Deferred investment tax credits are amortized over the useful life of the underlying property. NGNA files consolidated federal tax returns including all of the activities of its subsidiaries. Each subsidiary determines its tax provision based on the separate return method, modified by a benefits-for-loss allocation pursuant to a tax sharing agreement between NGNA and its subsidiaries. The benefit of consolidated tax losses and credits are allocated to the NGNA subsidiaries giving rise to such benefits in determining each subsidiary’s tax expense in the year that the loss or credit arises. In a year that a consolidated loss or credit carryforward is utilized, the tax benefit utilized in consolidation is paid proportionately to the subsidiaries that gave rise to the benefit regardless of whether that subsidiary would have utilized the benefit. The tax sharing agreement also requires NGNA to allocate its parent tax losses, excluding deductions from acquisition indebtedness, to each subsidiary in the consolidated federal tax return with taxable income. The allocation of NGNA’s parent tax losses to its subsidiaries is accounted for as a capital contribution and is performed in conjunction with the annual intercompany cash settlement process following the filing of the federal tax return. Cash and Cash Equivalents Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value. Accounts Receivable and Allowance for Doubtful Accounts The Company recognizes an allowance for doubtful accounts to record accounts receivable at estimated net realizable value. The allowance is determined based on a variety of factors including, for each type of receivable, applying an estimated reserve percentage to each aging category, taking into account historical collection and write-off experience, and management's

12 The Narragansett Electric Company 2022 assessment of collectability from individual customers, as appropriate. The collectability of receivables is continuously assessed and, if circumstances change, the allowance is adjusted accordingly. Receivable balances are written off against the allowance for doubtful accounts when the accounts are disconnected and/or terminated and the balances are deemed to be uncollectible. The Company recorded bad debt expense of $23.8 million for the year ended March 31, 2022, within operation and maintenance expenses in the accompanying statement of operations and comprehensive income. Inventory Inventory is composed of materials and supplies, purchased Renewable Energy Certificates (“RECs”), and gas in storage. Materials and supplies are stated at weighted average cost, which represents net realizable value, and are expensed or capitalized as used. Purchased RECs are stated at cost. There were no significant write-offs of obsolete inventory for the year ended March 31, 2022. Gas in storage is stated at weighted average cost and the related cost is recognized when delivered to customers. Existing rate orders allow the Company to pass directly through to customers the cost of gas purchased, along with any applicable authorized delivery surcharge adjustments. Gas costs passed through to customers are subject to regulatory approvals and are reported periodically to the RIPUC. The Company had materials and supplies of $19.2 million, purchased RECs of $18.8 million, and gas in storage of $11.9 million as of March 31, 2022. Renewable Energy Standard Obligation RECs are stated at cost and are used to measure compliance with State renewable energy standards. RECs support new renewable generation standards and are held primarily to be utilized in fulfillment of the Company’s compliance obligations. As of March 31, 2022, the Company recorded a renewable energy standard obligation of $33.3 million, within renewable energy certificate obligations on the balance sheet. Derivative Instruments The Company uses derivative instruments to manage commodity price risk. All derivative instruments, except those that qualify for the normal purchase normal sale exception, are recorded on the balance sheet at fair value. All commodity costs, including the impact of derivative instruments, are passed on to customers through the Company’s commodity rate adjustment mechanisms. Regulatory assets or regulatory liabilities are recorded to defer the recognition of unrealized losses or gains on derivative instruments, respectively. The gains or losses on the settlement of these contracts are recognized as purchased gas on the statement of operations and comprehensive income and then refunded to, or collected from, customers consistent with regulatory requirements. The Company has certain non-trading instruments for the physical purchase of electricity that qualify for the normal purchase normal sale exception and are accounted for upon settlement. If the Company were to determine that a contract no longer qualifies for the normal purchase normal sale exception, then the Company would recognize the fair value of the contract and account for the gains and losses using the regulatory accounting described above. The Company’s accounting policy is to not offset fair value amounts recognized for derivative instruments and related cash collateral receivable or payable with the same counterparty under a master netting agreement, but rather to record and present the fair value of the derivative instrument on a gross basis, with related cash collateral recorded within restricted cash and special deposits on the balance sheet. Fair Value Measurements The Company measures derivative instruments and pension and postretirement benefit other than pension plan assets at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following is the fair value hierarchy that prioritizes the inputs to

The Narragansett Electric Company 2022 13 valuation techniques used to measure fair value: - Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities that a company has the ability to access as of the reporting date; - Level 2: inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data; - Level 3: unobservable inputs, such as internally-developed forward curves and pricing models for the asset or liability due to little or no market activity for the asset or liability with low correlation to observable market inputs; and - Not categorized: Investments in certain funds, that meet certain conditions of ASC 820, are not required to be categorized within the fair value hierarchy. These investments are typically in commingled funds or limited partnerships that are not publicly traded and have ongoing subscription and redemption activity. As a practical expedient, the fair value of these investments is the Net Asset Value (“NAV”) per fund share. The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Property, Plant and Equipment Property, plant and equipment is stated at original cost. The capitalized cost of additions to property, plant and equipment includes costs such as direct material, labor and benefits, and an allowance for funds used during construction (“AFUDC”). The cost of repairs and maintenance is charged to expense and the cost of renewals and betterments that extend the useful life of property, plant and equipment is capitalized. Depreciation is computed over the estimated useful life of the asset using the composite straight-line method. Depreciation studies are conducted periodically to update the composite rates and are approved by the FERC and RIPUC. The average composite rates for the year ended March 31, 2022 are as follows: Composite Rates March 31, 2022 Electric 3.0% Gas 3.1% Depreciation expense includes a component for the estimated cost of removal, which is recovered through rates charged to customers. Any difference in cumulative costs recovered and costs incurred is recognized as a regulatory liability. When property, plant and equipment is retired, the original cost, less salvage, is charged to accumulated depreciation, and the related cost of removal is removed from the associated regulatory liability. The Company recognized a regulatory liability for the amount that was in excess of costs incurred of $259.3 million as of March 31, 2022. Allowance for Funds Used During Construction The Company records AFUDC, which represents the debt and equity costs of financing the construction of new property, plant and equipment. The equity component of AFUDC is reported in the accompanying statement of operations and comprehensive income as non-cash income in other income, net. The debt component of AFUDC is reported as a non-cash offset to other interest, including affiliate interest. After construction is completed, the Company is permitted to recover these costs through their inclusion in rates. The Company recorded AFUDC related to equity of $7.1 million and AFUDC related to debt of $2.8 million for the year ended March 31, 2022. The average AFUDC rate was 7.2% for the year ended March 31, 2022.

14 The Narragansett Electric Company 2022 Impairment of Long-Lived Assets The Company tests the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of the asset (or asset group) may not be recoverable. If identified, the recoverability of an asset is determined by comparing its carrying value to the estimated undiscounted cash flows that the asset is expected to generate. If the comparison indicates that the carrying value is not recoverable, an impairment loss is recognized for the excess of the carrying value over the estimated fair value. As part of a settlement agreement with the RIPUC regarding our Block Island Transmission System (“BITS”) capitalized costs were capped at $144 million. A $9.7 million impairment loss was recorded to adjust for those costs above this cap in the statement of operations and comprehensive income and balance sheet for the year ended March 31, 2022. Goodwill The Company tests goodwill for impairment annually on January 1, or more frequently if events occur or circumstances exist that indicate it is more likely than not that the fair value of the Company is below its carrying amount. The Company has early adopted Accounting Standards Update (“ASU”) No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” eliminating step two from the two-step goodwill impairment test previously required under the former standard. The goodwill impairment test requires a recoverability test based on the comparison of the Company’s estimated fair value with its carrying value, including goodwill. If the estimated fair value exceeds the carrying value, goodwill is not considered impaired. If the carrying value exceeds the estimated fair value, the Company is required to recognize an impairment charge for such excess, limited to the carrying amount of goodwill. The Company performed its latest annual goodwill impairment test as of January 1, 2022, at which time the Company’s estimated fair value substantially exceeded the carrying value. The fair value of the Company was calculated utilizing the selling price of $3.8 billion, which the Company believes to provide the most reliable information about the Company’s estimated fair value. The Company did not recognize any goodwill impairment during the year ended March 31, 2022. Employee Benefits The Company participates with other NGUSA subsidiaries in defined benefit pension plans and postretirement benefit other than pension (“PBOP”) plans for its employees, administered by NGUSA. The Company recognizes its portion of the pension and PBOP plans’ funded status on the balance sheet as a net liability or asset. The cost of providing these plans is recovered through rates; therefore, the net funded status is offset by a regulatory asset or liability. The pension and PBOP plans’ assets are commingled and allocated to measure and record pension and PBOP funded status at each year-end date. Pension and PBOP plan assets are measured at fair value, using the year-end market value of those assets. Supplemental Executive Retirement Plans The Company has corporate assets included in other non-current assets on the balance sheet representing funds designated for Supplemental Executive Retirement Plans, nonqualified retirement and deferred compensation benefits. These funds are invested in corporate owned life insurance policies and securities primarily consisting of equity investments and investments in municipal and corporate bonds. The corporate owned life insurance investments are measured at cash surrender value or at fair value, with increases and decreases in the value of these assets recorded in the accompanying statement of operations and comprehensive income. Leases On April 1, 2019, the Company adopted Topic 842. The Company elected the practical expedient “package” in which any expired contracts were not reassessed to determine whether they met the definition of a lease; classification of leases that commenced prior to the adoption of this standard was not reassessed; and any initial direct costs for existing leases were not reassessed. Additionally, the Company elected the practical expedient to not reassess existing easements that were not previously accounted for as leases under Topic 840.

The Narragansett Electric Company 2022 15 The Company has elected to not evaluate whether sales tax and other similar taxes are lessor and lessee costs. Instead, such costs are deemed lessee costs. The Company does not combine lease and non-lease components for contracts in which the Company is the lessee or the lessor. Certain building leases provide the Company with an option to extend the lease term. The Company has included the periods covered by an extension options in its determination of the lease term when management believes it is reasonably certain the Company will exercise its option. Lease liabilities are recognized based on the present value of the lease payments over the lease term at the commencement date. For any leases that do not provide an implicit rate, the Company uses an estimate of its collateralized incremental borrowing rate based on the information available at the commencement date to determine the present value of future payments. In measuring lease liabilities, the Company excludes variable lease payments, other than those that depend on an index or a rate, or are in substance fixed payments, and includes lease payments made at or before the commencement date. Variable lease payments were not material for the year ended March 31, 2022. The Company does not reflect short-term leases on the balance sheet. There were no short-term leases for the years ended March 31, 2022. Right-of-use assets consist of the lease liability, together with any payments made to the lessor prior to commencement of the lease (less any lease incentives) and any initial direct costs. Right-of-use assets are amortized over the lease term. The Company recognizes lease expense based on a pattern that conforms to the regulatory ratemaking treatment. New and Recent Accounting Guidance Accounting Guidance Recently Adopted Income Taxes In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” which simplifies various aspects of the accounting for income taxes by eliminating certain exceptions to current requirements. The standard also enhances and simplifies other requirements, including tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. The Company early adopted this new guidance prospectively on April 1, 2021. The adoption did not materially affect the Company’s financial position, results of operations, or cash flows for the fiscal year ended March 31, 2022. Accounting Guidance Not Yet Adopted Financial Instruments – Credit Losses In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments–Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements” which requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The accounting standard provides a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses that replaces existing incurred loss impairment methodology requiring delayed recognition of credit losses. A broader range of reasonable and supportable information must be considered in developing estimates of credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. Credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. In May 2019, the FASB issued ASU 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief”, permitting entities to irrevocably elect the fair value option for financial instruments that were previously recorded at amortized cost basis within the scope of Topic 326, except for held-to-maturity debt securities. In March 2022, the FASB issued ASU 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage

Disclosures." The update eliminates the accounting guidance for troubled debt restructurings by creditors and enhances the disclosure requirements for loan refinancing and restructurings made with borrowers experiencing financial difficulty.

The Company will adopt these updates on April 1, 2023 and is currently assessing the application of these standards. The Company does not expect the adoption to have a material impact on its financial statements.

3. REVENUE

The following table presents, for the year ended March 31, 2022, revenue from contracts with customers, as well as additional revenue from sources other than contracts with customers, disaggregated by major source:

	Year Ended March 31, 2022	
	(in thousands of dollars)	
Revenue from contracts with customers:		
Electric services	$	1,107,655
Gas distribution		503,343
Total revenue from contracts with customers		1,610,998
Revenue from regulatory mechanisms		4,048
Other revenue		5,700
Total operating revenue	$	$1,620,746

Electric Services and Gas Distribution: Revenue from contracts with customers, includes electric services and gas distribution. Electric services are comprised of electric distribution and transmission services.

The Company owns and maintains an electric and natural gas distribution network in Rhode Island. Distribution revenues are primarily from the sale of electricity, gas, and related services to retail customers. Distribution sales are regulated by the RIPUC, which is responsible for determining the prices and other terms of services as part of the rate making process. The arrangement where a utility provides a service to a customer in exchange for a price approved by a regulator is referred to as a tariff sales contract. Gas and electric distribution revenues are derived from the regulated sale and distribution of electricity and natural gas to residential, commercial, and industrial customers within the Company's service territory under the tariff rates. The tariff rates approved by the regulator are designed to recover the costs incurred by the Company for products and services provided and along with a return on investment.

The performance obligation related to distribution sales is to provide electricity and natural gas to customers on demand. The electricity and natural gas supplied under the respective tariff each represents a single performance obligation as it is a series of distinct goods or services that are substantially the same. The performance obligation is satisfied over time because the customer simultaneously receives and consumes the electricity or natural gas as the Company provides these services. The Company records revenues related to the distribution sales based upon the approved tariff rate and the volume delivered to the customers, which corresponds with the amount the Company has the right to invoice.

The distribution revenue also includes estimated unbilled amounts, which represent the estimated amounts due from retail customers for electricity and natural gas provided to customers by the Company, but not yet billed. Unbilled revenues are determined based on estimated unbilled sales volumes for the respective customer classes and then applying the applicable tariff rate to those volumes. Actual amounts billed to customers when the meter readings occur, may be different from the estimated amounts.

Certain customers have the option to obtain electricity or natural gas from other suppliers. In those circumstances, revenue is only recognized for providing delivery of the commodity to the customer.

Additionally, the Company owns an electric transmission system in Rhode Island. Transmission systems generally include overhead lines, underground cables, and substations, connecting generation and interconnectors to the distribution system.

16 The Narragansett Electric Company 2022

The Narragansett Electric Company 2022 17 The Company’s transmission services are regulated by both the Independent System Operator (“ISO”) – New England and by the FERC. Additionally, the Company makes available its transmission facilities to New England Power (“NEP,” an NGUSA affiliate), for operation and control pursuant to an integrated facilities agreement, Service Agreement No. 23 (Integrated Facilities Agreement or “IFA”). See Note 15 “Related Party Transactions” for additional details. These revenues arise under tariff/rate agreements and are collected primarily from the Company’s Rhode Island distribution customers. Revenue from Regulatory Mechanisms: The Company records revenues in accordance with accounting principles for rate- regulated operations for arrangements between the Company and the regulator, which are not accounted for as contracts with customers. These include various deferral mechanisms such as capital trackers, energy efficiency programs, and other programs that also qualify as Alternative Revenue Programs (“ARPs”). ARPs enable the Company to adjust rates in the future, in response to past activities or completed events. The Company’s electric and gas distribution rates both have a revenue decoupling mechanism (“RDM”), which allows for annual adjustments to the Company’s delivery rates as a result of the reconciliation between allowed revenue and billed revenue. The Company also has other ARPs related to the achievement of certain objectives, demand side management initiatives, and certain other rate making mechanisms. The Company recognizes ARPs with a corresponding offset to a regulatory asset or liability account when the regulatory specified events or conditions have been met, when the amounts are determinable, and are probable of recovery (or payment) through future rate adjustments. Other revenue: Includes lease income and other transactions that are not considered contracts with customers.

18 The Narragansett Electric Company 2022 4. REGULATORY ASSETS AND LIABILITIES The Company records regulatory assets and liabilities that result from the ratemaking process. The following table presents the regulatory assets and regulatory liabilities recorded on the balance sheet: March 31, 2022 (in thousands of dollars) Regulatory assets Current: Gas costs adjustment $ 4,604 Rate adjustment mechanisms 67,672 Renewable energy certificates 14,466 Other 2,957 Total 89,699 Non-current: Environmental response costs 104,249 Net metering 43,104 Postretirement benefits 85,295 Storm costs 145,956 Other 58,658 Total $ 437,262 Regulatory liabilities Current: Derivative instruments $ 61,630 Energy efficiency 23,154 Rate adjustment mechanisms 78,000 Revenue decoupling mechanism 3,179 Other 10,981 Total 176,944 Non-current: Cost of removal 259,304 Energy efficiency 24,190 Environmental response costs 8,300 Postretirement benefits 42,960 Regulatory tax liability, net 253,237 Other 28,163 Total $ 616,154 Other than $183.6 million of the regulatory assets summarized above ($39.7 million of Postretirement benefits, $100.3 million of Environmental response costs, $43.1 million of Net metering deferral costs and $0.5 million other costs), all regulatory assets earn a rate of return. Cost of removal: Represents cumulative amounts collected, but not yet spent, to dispose of property, plant and equipment. This liability is discharged as removal costs are incurred. Derivative instruments: The Company evaluates open derivative instruments for regulatory deferral by determining if they are probable of recovery from, or refund to, customers through future rates. Derivative instruments that qualify for recovery are recorded at fair value, with changes in fair value recorded as regulatory assets or regulatory liabilities in the period in which the change occurs.

The Narragansett Electric Company 2022 19 Energy efficiency: Represents the difference between revenue billed to customers through the Company’s energy efficiency charge and the costs of the Company’s energy efficiency programs as approved by the RIPUC. Environmental response costs: The regulatory asset represents deferred costs associated with the Company’s share of the estimated costs to investigate and perform certain remediation activities at sites with which it may be associated. The Company’s rate plans provide for specific rate allowances for these costs, with variances deferred for future recovery from, or return to, customers. The Company believes future costs, beyond the expiration of current rate plans, will continue to be recovered through rates. The regulatory liability represents the excess of amounts received in rates over the Company’s actual site investigation and remediation costs. Gas costs adjustment: The Company is subject to rate adjustment mechanisms for commodity costs, whereby an asset or liability is recognized resulting from differences between billed revenues and the underlying cost being recovered, as approved by the RIPUC. These amounts will be refunded to, or recovered from, customers over the next year. Net metering: Net metering deferral reflects the recovery mechanism for costs associated with customer installed on-site generation facilities, including the costs of renewable generation credits. This surcharge provides the Company with a mechanism to recover such amounts. Postretirement benefits: The regulatory asset balance represents the Company’s, unamortized, non-cash accrual of net pension actuarial gains and losses in addition to actual costs associated with Company’s pension plans in excess of amounts received in rates that are to be collected in future periods. The regulatory liability represents the Company’s, unamortized, non-cash accrual of net PBOP actuarial gains and losses in addition to excess amounts received in rates over actual costs of the Company’s PBOP plans that are to be passed back in future periods. Rate adjustment mechanisms: In addition to commodity costs, the Company is subject to a number of additional rate adjustment mechanisms whereby an asset or liability is recognized resulting from differences between actual revenues and the underlying cost being recovered or differences between actual revenues and targeted amounts as approved by the RIPUC. Regulatory tax liability, net: Represents over-recovered federal deferred taxes of the Company primarily as a result of regulatory flow through accounting treatment and excess federal deferred taxes as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”). Renewable energy certificates: Represents deferred costs associated with the Company’s compliance obligation with the Rhode Island Renewable Portfolio Standard (“RPS”). The RPS is legislation established to foster the development of new renewable energy sources. The regulatory asset will be recovered over the next year. Revenue decoupling mechanism: As approved by the RIPUC, the Company has electric and gas RDMs which allow for an annual adjustment to the Company's delivery rates as a result of the reconciliation between allowed and billed revenues. Any difference is recorded as a regulatory asset or regulatory liability. Storm costs: The Company is allowed to recover storm costs from all retail delivery service customers. This balance reflects costs yet to be recovered. The Company records carrying charges on regulatory balances for which cash expenditures have been made and are subject to recovery, or for which cash has been collected and is subject to refund, as approved in accordance with the RIPUC. Carrying charges are not recorded on items for which expenditures have not yet been made.

20 The Narragansett Electric Company 2022 5. RATE MATTERS General Rate Case On August 24, 2018 and pursuant to Report and Order No. 23823 issued May 5, 2020, the RIPUC approved the terms of an Amended Settlement Agreement (ASA). The ASA reflects an allowed return on equity (“ROE”) rate of 9.275% based on a common equity ratio of approximately 51%. We are currently in year four of the multi-year rate plan (Rate Plan). On June 30, 2021, the Division consented to an extension of the term of the Rate Plan such that the Company is not required to file its next rate case so that new rates take effect no later than September 1, 2022. The ASA will remain in effect and the Company will continue to operate under the current Rate Plan until a new Rate Plan is approved by the RIPUC. The Company filed a copy of the Division consent letter with the RIPUC on July 15, 2021. Base distribution rates will remain at the Rate Year 3 levels until the next base rate case. The ASA includes an Electric Transportation Initiative (the ET Initiative or Program) to facilitate the growth of Electric Vehicle (EV) adoption and scaling of the market for EV charging equipment to advance Rhode Island’s zero emission vehicles and greenhouse gas emissions policy goals. The ASA also includes two energy storage demonstration projects. Both projects are on track for timely completion. The ASA also introduces a new incentive-only performance incentive for System Efficiency: Annual Megawatt (“MW”) Capacity Savings, with maximum earnings ranging from approximately $0.4 million in 2019 to $0.9 million in 2021. In addition, the ASA identifies several additional metrics for tracking and reporting purposes only. Recovery of Transmission Costs The Company’s transmission facilities are operated in combination with the transmission facilities of its New England affiliates, Massachusetts Electric Company (“MECO”) and NEP, as a single integrated system with NEP designated as the combined operator. NEP collects the costs of the combined transmission asset pool including a return on those facilities under NEP’s Tariff No. 1 from the ISO. The ISO allocates these costs among transmission customers in New England, in accordance with the ISO Open Access Transmission Tariff (“ISO-NE OATT”). According to FERC orders, the Company is compensated for its actual monthly transmission costs, with its authorized maximum ROE of 11.74% on its transmission assets. The amount remitted by NEP to the Company for the year ended March 31, 2022 was $155.4 million, which was eliminated as operating revenues and operations and maintenance expenses within the accompanying statement of operations and comprehensive income. See Note 15, “Related Party Transactions,” for additional details. The ROE for transmission rates under the ISO-NE OATT is the subject to four complaints pending before FERC. On October 16, 2014, the FERC issued an order on the first complaint, Opinion No. 531-A, resetting the base ROE applicable to transmission assets under the ISO-NE OATT from 11.14% to 10.57% effective as of October 16, 2014 and establishing a maximum ROE of 11.74%. On March 3, 2015, the FERC issued an Order on Rehearing, Opinion No. 531-B, affirming the 10.57% base ROE and clarifying that the 11.74% maximum ROE applies to all individual transmission projects with ROE incentives previously granted by the FERC. On April 14, 2017, the U.S. Court of Appeals for the D.C. Circuit (Court of Appeals) vacated and remanded FERC's Opinion No. 531 (and successor orders), through which the FERC had lowered the New England Transmission Owners (“NETO”) base ROE from 11.14% to 10.57% and capped the total incentives at 11.74%. On October 16, 2018, the FERC issued an order on all four complaints describing how it intends to address the issues that were remanded by the Court. The FERC proposed a new framework to determine whether an existing ROE is unjust and unreasonable and, if so, how to calculate a replacement ROE. The FERC stated that these calculations were merely preliminary and asked the parties to the New England (“NE”) Complaint cases to brief FERC and check the numbers. National Grid along with other NETOs filed a brief supporting FERC’s new methodology and confirming the illustrative numbers that FERC arrived at in the October 2018 order—a 10.41% base ROE.

The Narragansett Electric Company 2022 21 In November 2019, FERC issued an order in the Midcontinent Independent System Operator (“MISO”) transmission owners ROE complaint dockets changing the way it arrives at a just and reasonable ROE. Base ROEs were reduced from 10.32% to 9.88% when FERC applied this revised methodology in two MISO ROE complaints. In December 2019, the NETOs filed a supplemental brief in the NE ROE complaint dockets showing FERC the detrimental effects on NE if the 2019 MISO order were applied to NE. In that brief, the NETOs ask FERC to reopen the record in NE so that we can submit more testimony. On May 21, 2020, FERC on rehearing revised the methodology to determine MISO transmission owner ROEs. FERC’s November order proposed to create “zones of reasonableness” based on averages of two (rather than four) models to judge whether ROEs are just and reasonable in complaint cases. The application of this new methodology increased base ROEs in the MISO complaints from 9.88% to 10.02%. On November 19, 2020, FERC issued a further order on rehearing in the MISO complaint dockets upholding the 10.02% base ROE. FERC’s MISO ROE orders currently are on appeal before the Court of Appeals. On March 17, 2022, FERC issued an order on a case addressing the base ROE for Pacific Gas and Electric Company (PG&E). FERC applied the ROE methodology from the 2020 MISO ROE orders and found that 9.26% is the just and reasonable base ROE for PG&E in that proceeding. Requests for rehearing of this March 2022 PG&E order are pending before FERC. The Company does not believe the outcomes of these complaints will have a material impact on the Company’s financial condition, results of operations or cash flows. Tax Cuts and Jobs Act On November 21, 2019, the FERC issued Order 864 to address ratemaking and regulatory reporting of excess or deficient accumulated deferred income tax (“ADIT”) related to the Tax Cuts and Jobs Act (“Tax Act”). The order applies to public utility transmission providers with formula rates and stated rates and provides that public utilities with formula rates submit a compliance filing within 30 days of the effective date of the final rule or in the public utilities next annual informational filing following the issuance of the final rule. On June 29, 2020, NEP, on behalf of NECO, submitted a compliance filing to address the application of Order 864 in NEP Tariff No. 1. The filing proposes changes to various revenue requirement calculations in the tariff for the inclusion of the Rate Adjustment and Income Tax Allowance Mechanism. The filing also includes the populated permanent ADIT worksheet to be provided with the issuance of final bills pursuant to the provisions of the tariff. NEP has proposed for NECO to amortize transmission related protected property related excess or deficient ADIT associated with the 2017 Tax Act using the Average Rate Adjustment Mechanism (“ARAM”) and a 30-year amortization period on unprotected property related excess or deficient balances. Other unprotected excess or deficient ADIT is proposed to be amortized over 10 years consistent with periods approved in the RIPUC Docket addressing the Tax Act. NECO’s transmission related net excess ADIT balance associated with the Tax Act is $99.6 million. The FERC has not yet acted on this compliance filing. Suspension of Service Terminations and Certain Collections Activities At an open meeting on March 16, 2020, the RIPUC issued an order prohibiting all electric, natural gas, water, and sewer utilities from engaging in certain collections activities, including termination of residential and non-residential service for nonpayment (the “Order”). This moratorium expired on July 18, 2020 for commercial and industrial customers, on September 30, 2020 for residential customers, and on November 1, 2020 for customers eligible for the low-income rate. On July 25, 2021, the RIPUC’s extension of the moratorium on service disconnections for National Grid’s protected status customers, including those on National Grid’s low-income rate, expired. Per the RIPUC’s June 25, 2021 order extending the moratorium to July 25, 2021, there will be no further extensions, unless there is substantial evidence of a major resurgence of the COVID-19 Pandemic. To date, the RIPUC has not ordered any additional extensions of the moratorium so the moratorium is no longer in effect. The RIPUC’s order directing the Company to temporarily suspend credit card fees, debit card fees and ACH fees remains in effect, and the Company continues to track these costs for later review by the RIPUC. The RIPUC will review these costs in the Company’s cost recovery filing in a separate docket (RIPUC Docket No. 5154).

22 The Narragansett Electric Company 2022 On May 15, 2020, pursuant to the RIPUC’s directive, the Company filed a plan with the RIPUC and the Division that details the Company’s plans for recommencing collection activities when the RIPUC lifts the moratorium on utility terminations (the “Plan”). The Plan consists of a four-phase approach, including initial efforts primarily focused on “bill health” messaging and assuring that customers are aware of the programs and services available to assist them with managing and paying their bills. The Company continues to submit arrearage data to the RIPUC and the Division on a weekly and monthly basis, respectively. On September 2, 2021, the Company filed its responses to the RIPUC’s data requests regarding waived fees. On October 21, 2021, the Company submitted written comments to the RIPUC in response to the RIPUC’s request for comments from all parties in the docket regarding whether the prohibition on fees should be lifted, the amount of notice to be given to customers prior to the lifting of the prohibition, and the rationale for the position. At an open meeting on November 5, 2021, the PUC made the following rulings: (1) The PUC voted to allow reinstatement of the late fees and interest charges on bills issued no less than 30 days from November 5, 2021. (2) The PUC voted to require the utilities to provide direct customer notification of the reinstatement of the fees no less than 30 days prior to the first bill on which those fees would appear. (3) The PUC voted to require the utilities to continue to absorb any online payment transaction fees and to allow the utilities who do not have those costs included in their cost of service the opportunity to file for rate recovery on a going forward basis through a specific ratemaking mechanism that would be in effect through the utility’s next rate case. (4) The PUC voted to require National Grid to file the current weekly arrearage reports on a monthly basis in Docket No. 5026. Advanced Metering Functionality and Grid Modernization On January 21, 2021 the Company filed its Updated Advance Metering Functionality (“AMF”) Business Case and Grid Modernization Plan (“GMP”) with the RIPUC in accordance with the rate case settlement. The Updated AMF Business Case – a foundational component of the GMP – seeks approval to deploy smart meters throughout the service territory. The Updated AMF Business Case includes approximately $224 million (20-year net present value)/$344 million (20-year nominal) of investment in smart meters and the associated communications infrastructure, as well as customer education and engagement based on a joint deployment scenario with New York. The GMP consists of a five-year implementation plan and ten-year roadmap that serve as a guide for addressing anticipated distribution system needs. Although the Company is not seeking cost recovery for any specific GMP investment at this time, the Company is seeking approval of the GMP business case and benefit-cost analysis, which will provide regulatory clarity when seeking to implement such projects and pursue cost. Pursuant to written order issued on July 14, 2021, the RIPUC stayed the AMF and GMP proceedings pending further consideration following the issuance of a final Order by the Division on the PPL Transaction. The RIPUC did not rule on whether or not to consolidate the matters. COVID-19 Deferral Filing On April 30, 2021, the Company filed a petition for approval to recognize regulatory assets related to COVID-19 Impacts (RIPUC Docket No. 5154). In its Petition, the Company seeks the PUC’s authorization to create regulatory assets and consideration of future cost recovery for the following COVID-19 Costs: (1) the increased cost of customer accounts receivable that the Company will be unable to collect as a result of the COVID-19 pandemic, and the executive orders and PUC orders restricting the Company’s collection activities as a result of the pandemic, which will result in increased net charge-offs; (2) lost revenue from unassessed late payment charges; and (3) charges to the Company for other fees that the Company has waived pursuant to the RIPUC’s orders in R.I.P.U.C. Docket No. 5022. We will continue to monitor the proceeding. Block Island Transmission System Surcharge BITS is a project to provide power to Block Island using submarine cables between Rhode Island and Block Island. The Company bear the risk of any additional cost in excess of the Cost Cap of $144 million to complete the reconstruction of the BITS cable, including the incremental cost incurred as a result of the conduit blockage and any additional costs incurred in the

The Narragansett Electric Company 2022 23 fall of 2021 or Spring of 2022 when the BITS Project restarts. The Company will not be entitled to recover from customers any capital investment in excess of the Cost Cap. The RIPUC issued discovery to the Company regarding the BITS surcharge calculation during its 2021 Annual Retail Rates proceeding. The Chairman questioned the Company’s BITS arrangement. In addition, the Division expressed ongoing concerns with the incremental costs associated with the reburial project related to the BITS cable and retained FERC counsel. The Company has reached an agreement in principle with the Division regarding these matters and made a notification filing with PUC on February 2, 2022 outlining the actions the Company would take to revise the BITS surcharge calculation prospectively to reduce the rate and to provide cost protections for customers around the reburial project. In addition, the Company provided National Grid customers and Block Island Power Company “BIPCO” with a one-time credit equal to $12 million. The portion of the $12.0 million allocable to National Grid’s customers was applied to the Company’s Storm Contingency Fund. The Company, in conjunction with ISO-NE and BIPCO, submitted the 205 Filings required to revise all applicable FERC tariffs with FERC on January 31, 2022. In the 205 Filings, the parties are requesting that the FERC issue an order on the tariff revisions within the minimum time frame permitted under 16 U.S.C. § 824d (i.e., 60 days) and permit the revised local service agreements to become effective as of January 1, 2022. On March 31, 2022, FERC issued an order accepting the filed changes to the BIPCO and NECO Local Service Agreements without modification and granting the request that the revisions become effective as of January 1, 2022. PPL Transaction Pursuant to a Share Purchase Agreement dated March 17, 2021, by and among PPL, PPL Corporation (“PPL Corp”), and National Grid USA (the “Transaction”), National Grid USA agreed to sell 100 percent of the outstanding shares of common stock in Narragansett to PPL Rhode Island. On May 4, 2021, PPL, PPL Rhode Island, National Grid USA, and Narragansett filed a joint petition with the Division seeking the Division’s consent and approval of the Transaction in Docket No. D-21-09. Subsequently, PPL reached an agreement with the RI Attorney General (“RIAG”) enabling withdrawal of the RIAG appeal and lifting of the stay by the RI Superior Court. The sale was closed on May 25, 2022, with all regulatory approvals obtained and with sale proceeds of $3.8 billion. As part of the agreement with the RIAG, PPL and the Company have committed to (among other items): i) provide a bill credit totaling $50.0 million to the Company’s electric and gas distribution customers; ii) seek RIPUC approval to forgive $43.5 million in arrearages for low-income and protected electric and gas residential customers, which represented 100% of the arrearages of over 90 days for those customers as of March 31, 2022; iii) write-off the regulatory assets for the Gas Business Enablement (“GBE”) program and for certain cybersecurity/information technology investments, which as of March 31, 2022 totaled $20.2 million, and the Company will not seek to recover these regulatory assets from customers in any future proceeding; iv) not file for a change in base distribution rates before three years after the closing of the transaction and until there is at least 12 months of operating experience under PPL’s exclusive leadership and after the transition service agreements with National Grid terminate; and v) forgo potential recovery of any transition costs related to the transaction. As this agreement was reached in conjunction with sale close on May 25, 2022, there are no associated impacts reflected in the financial statements as of or for the year-ended March 31, 2022.

24 The Narragansett Electric Company 2022 6. PROPERTY, PLANT AND EQUIPMENT The following table summarizes property, plant and equipment, at cost and operating leases along with accumulated depreciation and amortization: March 31, 2022 (in thousands of dollars) Plant and machinery $ 4,741,146 Land and buildings 139,142 Assets in construction 248,308 Software and other intangibles 25,988 Assets held for future use 15,028 Operating leases 41,021 Total property, plant and equipment 5,210,633 Accumulated depreciation and amortization (1,208,171) Operating lease accumulated amortization (19,821) Property, plant and equipment, net $ 3,982,641 7. DERIVATIVE INSTRUMENTS The Company utilizes derivative instruments to manage commodity price risk associated with its natural gas purchases. The Company’s commodity risk management strategy is to reduce fluctuations in firm gas sales prices to its customers. The Company’s financial exposures are monitored and managed as an integral part of the Company’s overall financial risk management policy. The Company engages in risk management activities only in commodities and financial markets where it has an exposure, and only in terms and volumes consistent with its core business. The volume of outstanding gas derivative instruments as of March 31, 2022 was 38.0 million dekatherms.

Derivative Financial Instruments

The following tables reflect the gross and net amounts of the Company's derivative assets and liabilities as of March 31, 2022:

March 31, 2022 (in thousands of dollars)	Gross amounts of recognized assets (liabilities) A	Gross amounts offset in the Balance Sheet B	Net amounts of assets (liabilities) presented in the Balance Sheet C=A+B	Gross amounts not offset in the Balance Sheet D	Net Amount E=C-D
ASSETS:					
Other current assets					
Gas contracts (rate recoverable)	$ 55,717	$ -	$ 55,717	$ 262	$ 55,455
Gas contracts (not subject to rate recovery)	359	-	359	184	175
Other non-current assets					
Gas contracts (rate recoverable)	11,678	-	11,678	-	11,678
Total	67,754	-	67,754	446	67,308
LIABILITIES:					
Current liabilities					
Gas contracts (rate recoverable)	2,834	-	2,834	262	2,572
Gas contracts (not subject to rate recovery)	227	-	227	184	43
Other non-current liabilities					
Gas contracts (rate recoverable)	2,931	-	2,931	-	2,931
Total	5,992	-	5,992	446	5,546
Net assets	$ 61,762	$ -	$ 61,762	$ -	$ 61,762

The changes in fair value of the Company's rate recoverable contracts are offset by changes in regulatory assets and liabilities. As a result, the changes in fair value of those contracts had no impact in the accompanying statement of operations and comprehensive income.

Credit and Collateral

The Company is exposed to credit risk related to transactions entered into for commodity price risk management. Credit risk represents the risk of loss due to counterparty non-performance. Credit risk is managed by assessing each counterparty's credit profile and negotiating appropriate levels of collateral and credit support.

The Company enters into enabling agreements that allow for payment netting with its counterparties, which reduces its exposure to counterparty risk by providing for the offset of amounts payable to the counterparty against amounts receivable from the counterparty.

The credit policy for commodity transactions is managed and monitored by the Finance Committee to National Grid plc's Board of Directors ("Finance Committee"), which is responsible for approving risk management policies and objectives for risk assessment, control and valuation, and the monitoring and reporting of risk exposures. NGUSA's Energy Procurement Risk Management Committee ("EPRMC") is responsible for approving transaction strategies, annual supply plans, and counterparty credit approval, as well as all valuation and control procedures. The EPRMC is chaired by the Vice President of U.S. Treasury and reports to both the NGUSA Board of Directors and the Finance Committee.

The Narragansett Electric Company 2022

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26 The Narragansett Electric Company 2022 The EPRMC monitors counterparty credit exposure and appropriate measures are taken to bring such exposures below the limits, including, without limitation, netting agreements, and limitations on the type and tenor of trades. In instances where a counterparty’s credit quality has declined, or credit exposure exceeds certain levels, the Company may limit its credit exposure by restricting new transactions with the counterparty, requiring additional collateral or credit support, and negotiating the early termination of certain agreements. Similarly, the Company may be required to post collateral to its counterparties. The Company’s credit exposure for all commodity derivative instruments and applicable payables and receivables, net of collateral, and instruments that are subject to master netting agreements was a net asset of $61.8 million and a net liability of $6.3 million as of March 31, 2022. The aggregate fair value of the Company’s commodity derivative instruments with credit-risk-related contingent features that were in a liability position was $0.1 million as of March 31, 2022. The Company had no collateral posted for these instruments at March 31, 2022. If the Company’s credit rating were to be downgraded by one or two levels, it would not be required to post any additional collateral. If the Company’s credit rating were to be downgraded by three levels, it would have been required to post zero in additional collateral to its counterparties at March 31, 2022. 8. FAIR VALUE MEASUREMENTS The following tables present assets and liabilities measured and recorded at fair value on the balance sheet on a recurring basis and their level within the fair value hierarchy as of March 31, 2022: March 31, 2022 Level 1 Level 2 Level 3 Total (in thousands of dollars) Assets: Derivative instruments Gas contracts $ - $ 67,754 $ - $ 67,754 Total - 67,754 - 67,754 Liabilities: Derivative instruments Gas contracts - 5,992 - 5,992 Total - 5,992 - 5,992 Net assets $ - $ 61,762 $ - $ 61,762 Derivative instruments: The Company’s Level 2 fair value derivative instruments consist of over-the-counter (“OTC”) electric and gas swaps contracts with pricing inputs obtained from the New York Mercantile Exchange (“NYMEX”) and the Intercontinental Exchange (“ICE”), except in cases where the ICE publishes seasonal averages or where there were no transactions within the last seven days. The Company may utilize discounting based on quoted interest rate curves, including consideration of non-performance risk, and may include a liquidity reserve calculated based on bid/ask spread for the Company’s Level 2 derivative instruments. Substantially all of these price curves are observable in the marketplace throughout at least 95% of the remaining contractual quantity, or they could be constructed from market observable curves with correlation coefficients of 95% or higher. The Company’s Level 3 fair value derivative instruments consist of gas option and purchase, and electric option and capacity transactions, which are valued based on internally developed models. Industry-standard valuation techniques, such as the Black-Scholes pricing model, Monte Carlo simulation, and Financial Engineering Associates libraries are used for valuing such instruments. For valuations that include both observable and unobservable inputs, if the unobservable input is determined to be significant to the overall inputs, the entire valuation is categorized in Level 3. This includes derivative instruments valued using indicative price quotations whose contract tenure extends into unobservable periods. In instances where observable

The Narragansett Electric Company 2022 27 data is unavailable, consideration is given to the assumptions that market participants would use in valuing the asset or liability. This includes assumptions about market risks such as liquidity, volatility, and contract duration. Such instruments are categorized in Level 3 as the model inputs generally are not observable. The Company considers non-performance risk and liquidity risk in the valuation of derivative instruments categorized in Level 2 and Level 3. The significant unobservable inputs used in the fair value measurement of the Company’s gas derivative instruments and electric derivative instruments are implied volatility, electric forward curves and gas forward curves. A relative change in commodity price at various locations underlying the open positions can result in significantly different fair value estimates. 9. EMPLOYEE BENEFITS The Company participates with other NGUSA subsidiaries in qualified and non-qualified non-contributory defined benefit plans (the “Pension Plans”) and PBOP plans (together with the Pension Plan (the “Plans”)), covering substantially all employees. Plan assets are maintained for all of NGUSA and its subsidiaries in commingled trusts. In respect of cost determination, plan assets are allocated to the Company based on its proportionate share of the projected benefit obligations. The Plans’ costs are first directly charged to the Company based on the Company’s employees that participate in the Plans. Costs associated with affiliated service companies’ employees are then allocated as part of the labor burden for work performed on the Company’s behalf. The Company applies deferral accounting for pension and PBOP expenses associated with its regulated gas and electric operations. Any differences between actual costs and amounts used to establish rates are deferred and collected from, or refunded to, customers in subsequent periods. Pension and PBOP service costs are included within operations and maintenance expense, and non-service costs are included within other income, net in the accompanying statement of operations and comprehensive income. Portions of the net periodic benefit costs disclosed below have been capitalized as a component of property, plant, and equipment. Pension Plans The Qualified Pension Plans are defined benefit plans which provide most union employees, as well as non-union employees hired before January 1, 2011, with a retirement benefit. Supplemental non-qualified, non-contributory executive retirement programs provide additional defined pension benefits for certain executives. During the year ended March 31, 2022, the Company made contributions of approximately $9.9 million, to the Qualified Pension Plans. The Company expects to contribute approximately $4.9 million to the Qualified Pension Plans during the year ending March 31, 2023. Benefit payments to Pension Plan participants for the year ended March 31, 2022 were approximately $29.0 million. PBOP Plans The PBOP Plans provide health care and life insurance coverage to eligible retired employees. Eligibility is based on age and length of service requirements and, in most cases, retirees must contribute to the cost of their coverage. For each of the year ended March 31, 2022, the Company made zero contributions to the PBOP Plans. The Company does not expect to contribute to the PBOP Plans during the year ending March 31, 2023. Benefit payments to PBOP Plan participants for the year ended March 31, 2022 were approximately $12.6 million. Net Periodic Benefit Costs The Company’s total pension cost for the year ended March 31, 2022 was $13.2 million. The Company’s total PBOP cost for the year ended March 31, 2022 was $1.0 million.

28 The Narragansett Electric Company 2022 Amounts Recognized in Regulatory Assets and Accumulated Other Comprehensive Income The following tables summarize the Company’s changes in actuarial gains/losses and prior service costs recognized in regulatory assets and accumulated other comprehensive income (“AOCI”) as of March 31, 2022: Pension Plans Year Ended March 31, 2022 (in thousands of dollars) Net actuarial gain $ (44,595) Amortization of net actuarial loss (13,111) Total $ (57,706) Included in regulatory assets $ (57,280) Included in AOCI (426) Total $ (57,706) PBOP Plans Year Ended March 31, 2022 (in thousands of dollars) Net actuarial gain $ (23,336) Amortization of net actuarial loss (36) Amortization of prior service benefit, net (9) Total $ (23,381) Included in regulatory assets $ (23,381) Total $ (23,381) Amounts Recognized in AOCI and Regulatory Assets – not yet recognized as components of net actuarial loss The following tables summarize the Company’s amounts in regulatory assets and accumulated other comprehensive income on the balance sheet that have not yet been recognized as components of net actuarial loss as of March 31, 2022: Pension Plans March 31, 2022 (in thousands of dollars) Net actuarial loss $ 76,707 Prior service cost 2 Total $ 76,709 Included in regulatory assets $ 75,992 Included in AOCI 717 Total $ 76,709

	PBOP Plans
	March 31, 2022
	(in thousands of dollars)
Net actuarial gain	$ (36,277)
Prior service cost	6
Total	$ (36,271)
Included in regulatory assets	$ (36,271)
Total	$ (36,271)

Reconciliation of Funded Status to Amount Recognized

	Pension Plans	PBOP Plans
	March 31, 2022	March 31, 2022
	(in thousands of dollars)	
Projected benefit obligation	$ (589,772)	$ (177,557)
Fair value of plan assets	633,277	167,903
Total	$ 43,505	$ (9,654)
Other non-current assets	$ 44,422	$ -
Current liabilities	-	(94)
Other non-current liabilities	(917)	(9,560)
Total	$ 43,505	$ (9,654)

For the year ended March 31, 2022, the net actuarial gain for pension and PBOP was largely driven by the increase in discount rate and change in the mortality assumption resulting from the recent experience study, partially offset by small asset losses due to returns that were less than expected.

Expected Benefit Payments

Based on current assumptions, the Company expects to make the following benefit payments subsequent to March 31, 2022:

(in thousands of dollars) Years Ending March 31,	Pension Plans	PBOP Plans
2023	$ 33,922	$ 9,004
2024	35,336	9,159
2025	36,659	9,477
2026	38,003	9,731
2027	39,236	10,058
2028-2032	207,551	51,930
Total	$ 390,707	$ 99,359

The Narragansett Electric Company 2022 29

30 The Narragansett Electric Company 2022 Assumptions Used for Employee Benefits Accounting Pension Plans Year Ended March 31, 2022 Benefit Obligations: Discount rate 3.65% Rate of compensation increase (nonunion) 4.30% Rate of compensation increase (union) 4.25% Weighted average cash balance interest crediting rate 2.75% Net Periodic Benefit Costs: Discount rate 3.25% Rate of compensation increase (nonunion) 4.10% Rate of compensation increase (union) 4.05% Expected return on plan assets 5.50% Weighted average cash balance interest crediting rate 2.75% PBOP Plans Year Ended March 31, 2022 Benefit Obligations: Discount rate 3.65% Net Periodic Benefit Costs: Discount rate 3.25% Expected return on plan assets 5.00%-5.50% The Company selects its discount rate assumption based upon rates of return on highly rated corporate bond yields in the marketplace as of each measurement date. Specifically, the Company uses the Aon AA Only Bond Universe Curve along with the expected future cash flows from the Company retirement plans to determine the weighted average discount rate assumption. The expected rate of return for various passive asset classes is based both on analysis of historical rates of return and forward looking analysis of risk premiums and yields. Current market conditions, such as inflation and interest rates, are evaluated in connection with the setting of the long-term assumptions. A small premium is added for active management of both equity and fixed income securities. The rates of return for each asset class are then weighted in accordance with the actual asset allocation, resulting in a long-term return on asset rate for each plan.

The Narragansett Electric Company 2022 31 Assumed Health Cost Trend Rate March 31, 2022 Health care cost trend rate assumed for next year Pre 65 6.60% Post 65 5.00% Prescription 7.40% Rate to which the cost trend is assumed to decline (ultimate) 4.50% Year that rate reaches ultimate trend Pre 65 2031+ Post 65 2031+ Prescription 2031+ Plan Assets The Pension Plans is a trusted non-contributory defined benefit plan covering all eligible represented employees of the Company and eligible non-represented employees of the participating National Grid companies. The PBOP Plans are both a contributory and non-contributory, trusteed, employee life insurance and medical benefit plan sponsored by the Company. Life insurance and medical benefits are provided for eligible retirees, dependents, and surviving spouses of the Company. The Company manages the benefit plan investments for the exclusive purpose of providing retirement benefits to participants and beneficiaries and paying plan expenses. The benefit plans’ named fiduciary is The Retirement Plans Committee (“RPC”). The RPC seeks to minimize the long-term cost of operating the Plans, with a reasonable level of risk. The investment objectives of the plans are to maintain a level and form of assets adequate to meet benefit obligations to participants, to achieve the expected long-term total return on the plans’ assets within a prudent level of risk and maintain a level of volatility that is not expected to have a material impact on the Company’s expected contribution and expense or the Company’s ability to meet plan obligations. The RPC has established and reviews at least annually the Investment Policy Statement (“IPS”) which sets forth the guidelines for how plan assets are to be invested. The IPS contains a strategic asset allocation for each plan which is intended to meet the objectives of the plans by diversifying its funds across asset classes, investment styles and fund managers. An asset/liability study typically is conducted periodically to determine whether the current strategic asset allocation continues to represent the appropriate balance of expected risk and reward for the plan to meet expected liabilities. Each study considers the investment risk of the asset allocation and determines the optimal mix of assets for the plan. The target asset allocation for fiscal year-end 2022 reflects the results of such a pension study conducted and implemented fiscal year 2022. As a result of that asset liability study, the asset mix for the National Grid Pension Plan and KeySpan Pension Plan were changed to further reduce investment risk given increased funded status of the plans and strong returns over the past 12-18 months. The Union PBOP Plan asset liability study was conducted in 2021. As a result of that study the RPC approved changes to the Union PBOP asset allocation effective in fiscal year 2022. The Non-Union PBOP Plan asset liability study is expected to be run within the next 12-18 months. Individual fund managers operate under written guidelines provided by the RPC, which cover such areas as investment objectives, performance measurement, permissible investments, investment restrictions, trading and execution, and communication and reporting requirements. National Grid management in conjunction with a third party investment advisor, regularly monitors, and reviews asset class performance, total fund performance, and compliance with asset allocation guidelines. This information is reported to the RPC at quarterly meetings. The RPC changes fund managers and rebalances the portfolio as appropriate.

32 The Narragansett Electric Company 2022 Equity investments are broadly diversified across U.S. and non-U.S. stocks, as well as across growth, value, and small and large capitalization stocks. Likewise, the fixed income portfolio is broadly diversified across market segments and is mainly invested in investment grade securities. Where investments are made in non-investment grade assets the higher volatility is carefully judged and balanced against the expected higher returns. While the majority of plan assets are invested in equities and fixed income other asset classes are utilized to further diversify the investments. These asset classes include private equity, real estate, and diversified alternatives. The objective of these other investments are enhancing long-term returns while improving portfolio diversification. For the PBOP Plans, since the earnings on a portion of the assets are taxable, those investments are managed to maximize after tax returns consistent with the broad asset class parameters established by the asset liability study. Investment risk and return are reviewed by the plan investment advisors, National Grid management and the RPC on a regular basis. The assets of the plans have no significant concentration of risk in one country (other than the United States), industry or entity. The target asset allocations for the benefit plans as of March 31, 2022 are as follows: Pension Plans Union PBOP Plans Non-Union PBOP Plans March 31, 2022 March 31, 2022 March 31, 2022 Equity 30% 39% 70% Diversified alternatives 8% 11% 0% Fixed income securities 50% 50% 30% Private equity 5% 0% 0% Real estate 4% 0% 0% Infrastructure 3% 0% 0% 100% 100% 100%

Fair Value Measurements

The following tables provide the fair value measurements amounts for the pension and PBOP assets at the Plan level:

	March 31, 2022			
	Level 1	Level 2	Not categorized	Total
			(in thousands of dollars)	
Pension Assets:				
Investments				
Equity	$ 155,495	$ -	$ 700,116	$ 855,611
Diversified alternatives	67,590	-	137,329	204,919
Corporate bonds	-	527,035	190,015	717,050
Government securities	(10,940)	459,423	294,402	742,885
Private equity	-	-	243,149	243,149
Real estate	-	-	118,669	118,669
Infrastructure	-	-	68,254	68,254
Total assets	**$ 212,145**	**$ 986,458**	**$ 1,751,934**	**$ 2,950,537**
Pending transactions				**(38,898)**
Total net assets				**$ 2,911,639**
PBOP Assets:				
Investments				
Equity	$ 122,877	$ -	$ 255,978	$ 378,855
Diversified alternatives	33,181	-	28,091	61,272
Corporate bonds	-	166,769	-	166,769
Government securities	64,695	108,710	628	174,033
Insurance contracts	-	-	40,103	40,103
Total assets	**$ 220,753**	**$ 275,479**	**$ 324,800**	**$ 821,032**
Pending transactions				**904**
Total net assets				**$ 821,936**

The methods used to fair value pension and PBOP assets are described below:

Equity: Equity includes both actively- and passively-managed assets with investments in domestic equity index funds as well as international equities.

Diversified alternatives: Diversified Alternatives consist of holdings of global tactical assets allocation funds that seek to invest opportunistically in a range of asset classes and sectors globally.

Corporate bonds: Corporate Bonds consist of debt issued by various corporations and corporate money market funds. Corporate Bonds also includes small investments in preferred securities as these are used in the fixed income portfolios as yield producing investments. In addition, certain fixed income derivatives are included in this category such as credit default swaps to assist in managing credit risk.

Government securities: Government Securities includes individual US agency, treasury securities, state and local municipal bonds, as well as a US Treasury exchange traded fund. The plans also include a small amount of Non-US government debt which is also captured here. US Government money market funds are also included. In addition, interest rate futures and swaps are held as a tool to manage interest rate risk.

Private equity: Private equity consists of limited partnerships investments where all the underlying investments are privately held. This consists of primarily buy-out investments with smaller allocations to venture capital.

The Narragansett Electric Company 2022 33

Real estate: Real estate consists of limited partnership investments primarily in US core open end real estate funds as well as some core plus closed end real estate funds.

Infrastructure: Infrastructure consists of limited partnerships investments that seek to invest in physical assets that are considered essential for a society to facilitate the orderly operation of its economy. Investments in infrastructure typically include transportation assets (such as airports and toll roads) and utility type assets. Investments in infrastructure funds are utilized as a diversifier to other asset classes within the pension portfolio. Infrastructure investments are also typically income producing assets.

Insurance contracts: Insurance contracts consists of Trust Owned Life Insurance.

Pending transactions: These are short term cash transactions that are expected to settle within a few days of the measurement date.

Defined Contribution Plan

NGUSA has defined contribution retirement plans that cover substantially all employees. For the year ended March 31, 2022, the Company recognized an expense in the accompanying statement of operations and comprehensive income of $3.1 million for matching contributions.

10. CAPITALIZATION

Long-term Debt

The Company's long-term debt outstanding at March 31, 2022, as well as the associated interest rates and maturity dates, are as follows:

	Interest Rate	Maturity Date	**March 31, 2022**
			(in thousands of dollars)
Unsecured notes:			
Senior Notes	5.64%	March 15, 2040	**$ 300,000**
Senior Notes	4.17%	December 10, 2042	**250,000**
Senior Notes	3.92%	August 1, 2028	**350,000**
Senior Notes	3.40%	April 9, 2030	**600,000**
			1,500,000
First Mortgage Bonds ("FMB"):			
FMB Series O	8.46%	September 30, 2022	**12,500**
FMB Series P	8.09%	September 30, 2022	**625**
FMB Series R	7.50%	December 15, 2025	**3,000**
			16,125
Total debt			**1,516,125**
Unamortized debt discount			**(1,459)**
Unamortized debt issuance costs			**(4,929)**
Total debt less unamortized costs			**1,509,737**
Current portion of long-term debt			**13,875**
Total long-term debt			**$ 1,495,862**

34 The Narragansett Electric Company 2022

The Narragansett Electric Company 2022 35 The aggregate maturities of long-term debt for the years subsequent to March 31, 2022, are as follows: (in thousands of dollars) Maturities of March 31, Long-Term Debt 2023 $ 13,875 2024 750 2025 750 2026 750 2027 - Thereafter 1,500,000 Total $ 1,516,125 The Company’s debt agreements and banking facilities contain covenants, including those relating to the periodic and timely provision of financial information by the issuing entity and financial covenants such as restrictions on the level of indebtedness. Failure to comply with these covenants, or to obtain waivers of those requirements, could in some cases trigger a right, at the lender’s discretion, to require repayment of some of the Company’s debt and may restrict the Company’s ability to draw upon its facilities or access the capital markets. As of March 31, 2022, the Company was in compliance with all such covenants. Debt Authorizations The Company had regulatory approval from the FERC to issue up to $400 million of short-term debt. The authorization was renewed with an effective date of January 11, 2021 and expires on October 14, 2022. The Company had no external short- term debt as of March 31, 2022. Refer to Note 15, “Related Party Transactions” under “Intercompany Money Pool” for short- term debt outstanding with associated companies. A new financing petition was filed with the RIPUC and approved on January 19, 2020 authorizing the issuance of up to $900 million of new long term debt through March 31, 2023. In April 2020, the Company issued $600 million of unsecured long- term debt at 3.395% with a maturity date of April 9, 2030, resulting in $300 million of remaining authorization. First Mortgage Bonds As of March 31, 2022, the Company had $16.1 million of FMB outstanding. Substantially all of the assets used in the gas business of the Company are subject to the lien of the mortgage indentures under which these FMB have been issued. The FMB have annual sinking fund requirements totaling approximately $1.4 million. The Company has a maximum 70% of debt-to-capitalization covenant. Furthermore, if at any time the Company’s debt exceeds 60% of the total capitalization, each holder of bonds then outstanding, shall receive effective as of the first date of such occurrence, a one time, and permanent, 0.20% increase in the interest rate paid by the Company on its bonds. As of March 31, 2022, the Company was in compliance with this covenant. Dividend Restrictions Pursuant to the preferred stock arrangement, as long as any preferred stock is outstanding, certain restrictions on payment of common stock dividends would come into effect if the common stock equity was, or by reason of payment of such dividends became, less than 25% of total capitalization. The Company was in compliance with this covenant and accordingly, the Company was not restricted as to the payment of common stock dividends under the foregoing provisions as of March 31, 2022.

36 The Narragansett Electric Company 2022 Cumulative Preferred Stock The Company has certain issues of non-participating cumulative preferred stock outstanding where it can be redeemed at the option of the Company. There are no mandatory redemption provisions on the Company’s cumulative preferred stock. A summary of cumulative preferred stock is as follows: Shares Outstanding Amount Series March 31, 2022 March 31, 2022 Call Price (in thousands of dollars, except per share and number of shares data) $50 par value - 4.50% Series 49,089 $ 2,454 $ 55.000 The Company did not redeem any preferred stock during the year ended March 31, 2022. The annual dividend requirement for cumulative preferred stock was $0.1 million for the year ended March 31, 2022. 11. INCOME TAXES Components of Income Tax Expense Year Ended March 31, 2022 (in thousands of dollars) Current federal income tax benefit $ (3,576) Deferred federal tax expense 30,059 Total deferred tax expense 30,059 Total income tax expense $ 26,483 Statutory Rate Reconciliation The Company's effective tax rate for the year ended March 31, 2022 was 17.0%. The following table presents a reconciliation of income tax expense (benefit) at the federal statutory tax rate of 21% to the actual tax expense: Year Ended March 31, 2022 (in thousands of dollars) Computed tax $ 32,647 Change in computed taxes resulting from: Amortization of regulatory tax liability, net (5,215) Other items, net (949) Total (6,164) Total income tax expense $ 26,483 The Company was included in the NGNA and subsidiaries consolidated federal income tax return. The Company has joint and several liability for any potential assessments against the consolidated group.

The Narragansett Electric Company 2022 37 Deferred Tax Components March 31, 2022 (in thousands of dollars) Deferred tax assets: Allowance for doubtful accounts $ 12,984 Postretirement benefits 3,690 Regulatory liabilities 111,719 Environmental remediation costs 21,628 Net operating losses 35,260 Other items – net 18,307 Total deferred tax assets 203,588 Deferred tax liabilities: Property related differences 449,414 Regulatory assets 110,662 Amortization of goodwill 49,362 Other items 22,028 Total deferred tax liabilities 631,466 Deferred income tax liabilities, net $ 427,878 Net Operating Losses The amounts and expiration dates of the Company's net operating losses carryforward as of March 31, 2022, are as follows: Jurisdiction Gross Carryforward Amount Expiration Period (in thousands of dollars) Federal $ 350,008 2033 – 2038 As a result of the accounting for uncertain tax positions, the amount of deferred tax assets reflected in the financial statements is less than the amount of the tax effect of the federal and state net operating losses carryforward reflected on the income tax returns. Tax Years Subject to Examination The following table indicates the earliest tax year subject to examination for each major jurisdiction: Jurisdiction Tax Year Federal March 31, 2020 In May 2022, the Company reached an audit settlement agreement with the IRS for the years ended March 31, 2018 and March 31, 2019. The outcome of the settlement did not have a material impact on the Company's results of operations, financial position, or cash flows. The income tax returns for the years ended March 31, 2020 through March 31, 2022 remain subject to examination by the IRS. The Company is not subject to state income tax due to the State of Rhode Island's exclusion of public utilities from income tax.

38 The Narragansett Electric Company 2022 Uncertain Tax Positions As of March 31, 2022, the Company’s unrecognized tax benefits totaled $20.6 million, of which zero, would affect the effective tax rate, if recognized. The unrecognized tax benefits are included in other non-current assets in the accompanying consolidated balance sheet. The following table presents changes to the Company’s unrecognized tax benefits: Year Ended March 31, 2022 (in thousands of dollars) Balance as of the beginning of year $ 23,114 Gross decreases – tax positions in prior periods (729) Gross increases – current period tax positions 5,136 Reductions due to lapse of statute of limitations (6,926) Balance as of the end of year $ 20,595 The Company recognizes interest related to unrecognized tax benefits in other interest, including affiliate interest and related penalties, if applicable, in other income, net, in the accompanying statement of operations and comprehensive income. As of March 31, 2022, the Company has accrued zero for interest related to unrecognized tax benefits. During the year ended March 31, 2022, the Company recorded interest income of $0.3 million. No tax penalties were recognized during the year ended March 31, 2022. It is reasonably possible that other events will occur during the next twelve months that would cause the total amount of unrecognized tax benefits to increase or decrease. However, the Company does not believe any other additional increases or decreases would be material to its results of operations, financial position, or cash flows. 12. ENVIRONMENTAL MATTERS The normal ongoing operations and historic activities of the Company are subject to various federal, state, and local environmental laws and regulations. Under federal and state Superfund laws, potential liability for the historic contamination of property may be imposed on responsible parties jointly and severally, without regard to fault, even if the activities were lawful when they occurred. The United States Environmental Protection Agency (“EPA”), the Massachusetts Department of Environmental Protection (“DEP”), and the Rhode Island Department of Environmental Management (“DEM”) have alleged that the Company is a potentially responsible party under state or federal law for the remediation of a number of sites at which hazardous waste is alleged to have been disposed. The Company’s most significant liabilities relate to former Manufactured Gas Plant (“MGP”) facilities formerly owned by the Blackstone Valley Gas and Electric Company and the Rhode Island gas distribution assets of New England Gas. The Company is currently investigating and remediating, as necessary, those MGP sites and certain other properties under agreements with the EPA, DEM and DEP. Expenditures incurred for the year ended March 31, 2022 were $15.6 million. The Company estimated the remaining costs of environmental remediation activities were $103.0 million as of March 31, 2022. The Company had a current portion of environmental remediation costs of $7.5 million included in current liabilities on the balance sheet at March 31, 2022. These costs are expected to be incurred over approximately 33 years, and these undiscounted amounts have been recorded as estimated liabilities on the balance sheet. However, remediation costs for each site may be materially higher than estimated, depending on changing technologies and regulatory standards, selected end use for each site, and actual environmental conditions encountered. The Company has recovered amounts from certain insurers and potentially responsible parties, and, where appropriate, the Company may seek additional recovery from other insurers and from other potentially responsible parties, but it is uncertain whether, and to what extent, such efforts will be successful.

The Narragansett Electric Company 2022 39 The RIPUC has approved a settlement agreement that provides for rate recovery of remediation costs of former MGP sites and certain other hazardous waste sites located in Rhode Island. Under that agreement, qualified costs related to these sites are paid out of a special fund established as a regulatory liability on the balance sheet. Rate-recoverable contributions of approximately $3.1 million are added annually to the fund, along with interest and any recoveries from insurance carriers and other third-parties. Accordingly, as of March 31, 2022, the Company has recorded environmental regulatory assets of $104.2 million and environmental regulatory liabilities of $8.3 million (See Note 4, “Regulatory Assets and Liabilities” for additional details). The Company believes that its ongoing operations, and its approach to addressing conditions at historic sites, are in substantial compliance with all applicable environmental laws. Where the Company has regulatory recovery, it believes that the obligations imposed on it because of the environmental laws will not have a material impact on its results of operations or financial position. 13. COMMITMENTS AND CONTINGENCIES Purchase Commitments The Company has several long-term contracts for the purchase of electric power. Substantially all of these contracts require power to be delivered before the Company is obligated to make payment. Additionally, the Company has entered into various contracts for gas delivery, storage, and supply services. Certain of these contracts require payment of annual demand charges, which are recoverable from customers. The Company is liable for these payments regardless of the level of service required from third-parties. The Company’s commitments under these long-term contracts for the years subsequent to March 31, 2022 are summarized in the table below: (in thousands of dollars) Energy March 31, Purchases 2023 $ 305,458 2024 119,388 2025 49,568 2026 42,184 2027 38,520 Thereafter 312,143 Total $ 867,261 Long-term Contracts for Renewable Energy Deepwater Agreement The 2009 Rhode Island law required the Company to solicit proposals for a small scale renewable energy generation project of up to eight wind turbines with an aggregate nameplate capacity of up to 30 MW to benefit the Town of New Shoreham. The renewable energy generation project also included a transmission cable to be constructed between Block Island and the mainland of Rhode Island. On June 30, 2010, the Company entered into a 20-year Amended Power Purchase Agreement (“PPA”) with Deepwater Wind Block Island LLC (“Deepwater”), which was approved by the RIPUC in August 2010. The wind turbines reached commercial operation on December 12, 2016 and the PPA is being accounted for as a capital lease. The Company also negotiated a Transmission Facilities Purchase Agreement (“Facilities Purchase Agreement,” or “FPA”) with Deepwater to purchase the permits, engineering, real estate, and other site development work for construction of the undersea transmission cable (collectively, the “Transmission Facilities”). On April 2, 2014, the Division issued its Consent Decision for the Company to execute the FPA with Deepwater. In July 2014, four agreements were filed with the FERC, in

40 The Narragansett Electric Company 2022 part, for approval to recover the costs associated with the transmission cable and related facilities (the “Project”) that will be allocated to the Company and Block Island Power Company through transmission rates. On September 2, 2014, the FERC accepted all four agreements thus approving cost recovery for the Project, with no conditions, that will apply to the Company’s costs, as well as those of NEP. The agreements went into effect on September 30, 2014. On January 30, 2015, the Company closed on its purchase of the Transmission Facilities from Deepwater. The Company placed the Transmission Facilities into service on October 31, 2016. Three-State Procurement On April 9, 2018, the RIPUC approved eight long-term (20-year) contracts for the purchase of the electricity and renewable energy credits from eight separate generating facilities pursuant to the Rhode Island Long-Term Contracting Standard. The Company will purchase the actual output generated by the individual facilities, which in aggregate represents approximately 39 MWs of nameplate capacity. Because the contracts were approved pursuant to the Rhode Island Long-Term Contracting Standard, the Company may collect 2.75% remuneration on the annual payments made under the contracts. The contracts resulted from a three-state solicitation for renewable energy generation proposals. Of the contracted 44 MW, approximately 36.75 MW is currently operational, and approximately 7.25 MW has been terminated. Offshore Wind Energy Procurement On December 6, 2018, the Narragansett Electric Company entered into a 20-year PPA with DWW Rev I, LLC (“Revolution Wind”), for the purchase of the electricity and renewable energy credits generated by the offshore windfarm proposed by Revolution Wind, that will have a capacity of up to 408 MW. On May 28, 2019, at an open meeting, the RIPUC approved the contract without remuneration. The written order approving the agreement and that Company will be able to recover the cost incurred under the agreement was issued by the RIPUC on June 7, 2019. In April 2022, Revolution Wind exercised 3 of their 4 available critical milestone extensions, and provided the required additional development period security. The exercised extensions will delay the guaranteed commercial operations date to July 2025. Annual Solicitations The 2009 Rhode Island law (Long Term Contracting Standard (“LTCS”)) also requires that, beginning on July 1, 2010, the Company conduct four annual solicitations for proposals from renewable energy developers and, provided commercially reasonable proposals have been received, enter into long-term contracts for the purchase of capacity, energy, and attributes from newly developed renewable energy resources. The Company’s four solicitations have resulted in four PPAs that have been approved by the RIPUC: - First Solicitation: On July 28, 2011, the RIPUC approved a 15-year PPA with Orbit Energy Rhode Island, LLC for a 3.2 MW anaerobic digester biogas project located in Johnston, Rhode Island. The facility reached commercial operation on August 24, 2017. - Second Solicitation: On May 11, 2012, the RIPUC approved a 15-year PPA with Black Bear Development Holdings, LLC for a 3.9 MW run-of-river hydroelectric plant located in Orono, Maine. The facility reached commercial operation on November 22, 2013. - Third Solicitation: On October 25, 2013, the RIPUC approved a 15-year PPA with Champlain Wind, LLC for a 48 MW land-based wind project located in Carroll Plantation and Kossuth Township, Maine. The PPA was terminated on January 23, 2017 because one of the required permits for the project was rejected. The impact of this termination is that the Company then needed to backfill the MW capacity from that project to meet the 90 MW minimum long- term capacity requirements under the state statute, that it fulfilled in the fifth solicitation. - Fourth Solicitation: On October 29, 2015, the RIPUC approved a 15-year PPA with Copenhagen Wind Farm, LLC for an 80 MW land-based wind project located in Denmark, New York. The facility reached commercial operation on December 27, 2018. In 2014 the LTCS was amended to allow for additional solicitations until the 90 MW contracting capacity requirement was met.

The Narragansett Electric Company 2022 41 - Fifth Solicitation: On May 11, 2020, the RIPUC approved a 20 year PPA with Gravel Pit Solar II, LLC for a 49.5 MW land based bifacial solar project located in East Windsor, CT. The anticipated commercial operation date is March 31, 2023. - On June 7, 2022, the Company filed a Termination Agreement with the RIPUC, notifying them of a Termination Agreement between the Company and Gravel Pit Solar. As approved by the RIPUC, the Company is allowed to pass through commodity-related / purchased power costs to customers and collect remuneration equal to 2.75%. Aquidneck Island On January 21, 2019, we suffered a significant loss of gas supply to the distribution system that serves our customers on Aquidneck Island in Rhode Island. As a result, we made the decision to interrupt the gas service to the Aquidneck Island system to protect the safety of our customers and the public. Overall, approximately 7,500 customers lost their gas service. On October 30, 2019, the RI Division issued their Summary Investigation Report regarding the gas service interruption. In the report, the Division identified the causes of the outages, which included multiple factors, some of which were outside the control of the Company. The Division’s Report also recommended several gas system improvements, many of which we have addressed already. On December 13, 2019, we filed our response to the Division’s Report and continue to meet with the Division on a quarterly basis regarding winter reliability issues for Aquidneck Island and Rhode Island. On September 23, 2020, the Company published a long-term capacity study for energy solutions for Aquidneck Island for stakeholder feedback. The Company has since gathered extensive stakeholder feedback, performed additional analysis and identified portable LNG at Old Mill Lane in Portsmouth, RI as the optimal long-term solution. The Company began sharing this solution with stakeholders in Fall 2021 and filed an application to continue seasonal deployment of the LNG vaporization facility at its Old Mill Lane property in May 2021. The RI Energy Facilities Siting Board granted an interim license for that facility and ordered the Company to file a supplemental application for its long-term solution, which the Company did on April 1, 2022, in advance of the April 4, 2022 deadline. The Company is facing various lawsuits related to the Aquidneck gas service interruption, including two purported class actions. The Company is actively defending against all these claims. Legal Matters The Company is subject to various legal proceedings arising out of the ordinary course of its business. The Company does not consider any of such proceedings to be material, individually or in the aggregate, to its business or likely to result in a material adverse effect on its results of operations, financial position, or cash flows. Federal and Regulatory Investigations into Allegations of Fraud and Bribery On June 17, 2021, five former employees of National Grid USA Service Company, Inc. in the downstate New York facilities department were arrested on federal charges alleging fraud and bribery. The five former employees subsequently pleaded guilty to the charges, pursuant to plea agreements. The defendants have been, or are scheduled to be, sentenced between May 2022 and July 2022. It is NGUSA’s understanding that the investigation by the U.S. Attorney’s Office and the Federal Bureau of Investigation remains ongoing; NGUSA is a victim of the alleged crimes and will continue to comply with the federal government’s investigation. The New York Public Service Commission (“NY PSC”), the Massachusetts Department of Public Utilities, and the RIPUC have issued requests for information related to the alleged criminal conduct. At this time, it is not possible to predict the outcome of the regulatory investigations or determine the amount, if any, of any potential liabilities that may be incurred by the Company related to this matter. However, the Company does not expect this matter will have a material adverse effect on its results of operations, financial position, or cash flows.

42 The Narragansett Electric Company 2022 Energy Efficiency Programs Investigation The Company has performed an internal investigation into employee conduct within its energy efficiency programs for the period 2012-2020 that may have impacted the calculation of the shareholder performance incentive. As a result of the initial investigation, the Company proposed a net downward adjustment to the shareholder performance incentive of $0.1 million that has been refunded to the energy efficiency fund for the benefit of customers. The RIPUC separately opened a docket (22-05-EE) in respect of this matter. Upon conclusion of its investigation in early June 2022, the Company filed a report with the RIPUC via docket 22-05-EE identifying a total proposed downward adjustment to the shareholder performance incentive in the amount of approximately $1.4 million inclusive of amounts previously proposed for refund. The filing is currently under review by the RIPUC. At this time, it is not possible to predict the outcome of the proceeding. However, the Company does not expect this matter will have a material adverse effect on its results of operations, financial position or cash flows. 14. LEASES The Company has no finance leases as of March 31, 2022. The Company has various operating leases, primarily related to a transmission line, buildings, land, and fleet vehicles used to support the electric and gas operations, with lease terms ranging between 4 and 50 years. The expense related to operating leases for the year ended March 31, 2022, were $8.3 million. Certain building leases provide the Company with an option to extend the lease term. The Company has included the periods covered by the extension options in its determination of the lease term when management believes it is reasonably certain the Company will exercise its option. In measuring lease liabilities, the Company excludes variable lease payments, other than those that depend on an index or a rate, or are in substance fixed payments, and includes lease payments made at or before the commencement date. The variable lease payments were not material for the year ended March 31, 2022. Lease liabilities are recognized based on the present value of the lease payments over the lease term at the commencement date. For any leases that do not provide an implicit rate, the Company uses an estimate of its collateralized incremental borrowing rate based on the information available at the commencement date to determine the present value of future payments. Operating lease ROU assets are included in property, plant and equipment, net, and operating lease liabilities are included in other current liabilities and other noncurrent liabilities on the balance sheet. As of March 31, 2022, the Company does not have material rights or obligations under operating leases that have not yet commenced. The following table presents the components of cash flows arising from lease transactions and other operating lease-related information: Year Ended March 31, 2022 (in thousands of dollars) Cash paid for amounts included in lease liabilities Operating cash flows from operating leases $ 8,301 ROU assets obtained in exchange for new operating lease liabilities $ 7,097 Weighted-average remaining lease term – operating leases 5 Weighted-average discount rate – operating leases 2.37%

The Narragansett Electric Company 2022 43 The following contains the Company’s maturity analysis of its operating lease liabilities as of March 31, 2022, showing the undiscounted cash flows on an annual basis reconciled to the undiscounted cash flows of the operating lease liabilities recognized in the comparative balance sheet: Operating Leases Years Ending March 31, (in thousands of dollars) 2023 $ 6,571 2024 5,079 2025 3,228 2026 2,483 2027 2,205 Thereafter 2,828 Total future minimum lease payments $ 22,394 Less: imputed interest (1,196) Total $ 21,198 Reported as of March 31, 2022: Current lease liability $ 6,181 Non-current lease liability 15,017 Total $ 21,198 There are certain leases in which the Company is the lessor. Revenue under such leases was immaterial for the year ended March 31, 2022. 15. RELATED PARTY TRANSACTIONS Accounts Receivable from and Accounts Payable to Affiliates NGUSA and its affiliates provide various services to the Company, including executive and administrative, customer services, financial (including accounting, auditing, risk management, tax, and treasury/finance), human resources, information technology, legal, and strategic planning, that are charged between the companies and charged to each company. The Company records short-term receivables from, and payables to, certain of its affiliates in the ordinary course of business. The amounts receivable from, and payable to, its affiliates do not bear interest and are settled through the intercompany money pool. A summary of outstanding accounts receivable from affiliates and accounts payable to affiliates is as follows: Accounts Receivable Accounts Payable from Affiliates to Affiliates March 31, 2022 March 31, 2022 (in thousands of dollars) New England Power Company $ 28,522 $ 25,892 NGUSA Service Company 9,355 39,606 Other 209 3,672 Total $ 38,086 $ 69,170 As discussed in Note 5 “Rate Matters,” NEP operates the pooled transmission facilities of MECO, the Company, and NEP as a single integrated system (“NEPOOL”) under NEP’s Tariff No. 1. These transmission services are regulated by both ISO-NE and by the FERC. NEP charges ISO-NE for these transmission services. As NEP is the sole operator of NEPOOL assets, ISO-NE

44 The Narragansett Electric Company 2022 revenues are remitted from NEP to the Company representing the substantial portion of the affiliated accounts receivable due from NEP. In turn, ISO-NE charges the Company for regional network services (“RNS”) with some of those charges being associated with the Company-owned transmission assets in the NEPOOL. As of March 31, 2022, $17.6 million of the unpaid charges from ISO- NE to the Company have been presented as an affiliated payable to NEP related to these Company-owned transmission assets, respectively. Additionally, NEP also charges the Company local network service (“LNS”) rates. Amounts paid to NEP for LNS for the year ended March 31, 2022 were $49.6 million. These amounts are presented within operations and maintenance expense within the accompanying statement of operations and comprehensive income. Advances from Affiliates Since December 2008, the Company had FERC and board authorization to borrow up to $250 million as deemed necessary for working capital needs. The advance is non-interest bearing. As of March 31, 2022, the Company had no outstanding advances from affiliates. Intercompany Money Pool The settlement of the Company’s various transactions with NGUSA and certain affiliates generally occurs via the intercompany money pool in which it participates. The Company is a participant in the Regulated Money Pool and can both borrow and invest funds. Borrowings from the Regulated Money Pool bear interest in accordance with the terms of the Regulated Money Pool Agreement. As the Company fully participates in the Regulated Money Pool rather than settling intercompany charges with cash, all changes in the intercompany money pool balance are reflected as investing or financing activities in the accompanying statement of cash flows. For the purpose of presentation in the statement of cash flows, it is assumed all amounts settled through the intercompany money pool are constructive cash receipts and payments, and therefore are presented as such. The Regulated Money Pool is funded by operating funds from participants. NGUSA has the ability to borrow up to $3.0 billion from National Grid plc for working capital needs including funding of the Regulated Money Pool, if necessary. The Company had short-term intercompany money pool investments of $55.8 million as of March 31, 2022. The average interest rate for the intercompany money pool was 0.4% for the year ended March 31, 2022. Service Company Charges The affiliated service companies of NGUSA provide certain services to the Company at cost without a mark-up. The service company costs are generally allocated to associated companies through a tiered approach. First and foremost, costs are directly charged to the benefited company whenever practicable. Secondly, in cases where direct charging cannot be readily determined, costs are allocated using cost/causation principles linked to the relationship of that type of service, such as number of employees, number of customers/meters, capital expenditures, value of property owned, and total transmission and distribution expenditures. Lastly, all other costs are allocated based on a general allocator determined using a 3-point formula based on net margin, net property, plant and equipment, and operations and maintenance expense. Charges from the service companies of NGUSA to the Company are mostly related to traditional administrative support functions, of which for the year ended March 31, 2022 were $281.0 million. 16. SUBSEQUENT EVENTS The Company has evaluated subsequent events and transactions through August 2, 2022, the date of issuance of these financial statements, and concluded that other than those matters already disclosed, there were no events or transactions that require adjustment to, or disclosure in, the financial statements as of and for the year ended March 31, 2022.